UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  March 23, 2011

WIZARD WORLD, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-33383	98-0357690
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1350 Avenue of the Americas, 2nd Floor New York, NY	10019
(Address of principal executive offices)	(Zip Code)

(646) 308-1390
 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

As more fully described in Item 5.02 below, on March 23, 2011, Wizard World, Inc. (the “Company”), entered into a Director Agreement (the “Director Agreement”) with Michael Mathews (“Mr. Mathews”), pursuant to which Mr. Mathews was appointed Chairman of the Company’s board of directors (the “Board”).  The term of the Director Agreement is from March 23, 2011 through the Company’s next annual stockholders’ meeting.  The Director Agreement may, at the option of the Board, be automatically renewed on such date that Mr. Mathews is re-elected to the Board.  Under the Director Agreement, Mr. Mathews shall be paid a quarterly stipend of twenty thousand dollars ($20,000).

On March 23, 2011, the Company entered into a Consulting Agreement (the “Consulting Agreement” and together with the Director Agreement, the “Agreements”) with Mr. Mathews pursuant to which Mr. Mathews will, among other things, develop a digital platform for the Company and establish digital planning systems that will include all forms of digital media and social, search, content, and video applications.  The term of the Consulting Agreement is for a four (4) year period. As compensation for his services, Mr. Mathews shall receive, with first issuance of 250,000 shares occurring on March 23, 2011, one million (1,000,000) restricted shares of the Company’s common stock, issuable in four yearly installments.

The above description of the Agreements does not purport to be complete and is qualified in its entirety by reference to such Agreements, which are attached hereto as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Appointment of Director

On March 23, 2011, the directors of Wizard World, Inc. (the “Company”) approved by unanimous written consent, and the stockholders of the Company holding a majority in interest of the Company’s voting equity approved by written consent, to the appointment of Michael Mathews as Chairman of the Board effective as of March 23, 2011.  Below is a description of Mr. Mathews’ professional work experience.

Mr. Mathews led the acquisition of interclick, inc. in August, 2007 (formerly Customer Acquisition Network Holdings, Inc.), a provider of data driven campaign strategies for digital agencies and marketers, and served as its Chief Executive Officer from August 2007 until January 31, 2011.  Mr. Mathews remains as a director of interclick, inc., a position that he has held since inception.  Mr. Mathews is also currently a director of 5to1 Inc., a publisher-controlled advertising platform.  Mr. Mathews served as the Senior Vice-President of Marketing and Publisher Services for World Avenue U.S.A., LLC, an Internet promotional marketing company, from 2004 to 2007.  Mr. Mathews graduated from San Francisco State University with a degree in Marketing and holds a Masters in Business Administration from Golden Gate University.

The Board believes that Mr. Mathews’ extensive experience and background in the Internet Marketing Industry will be a significant asset to the Company’s development of its digital platform and operation as a public company.

Family Relationships

Mr. Mathews does not have a family relationship with any of the current officers or directors of the Company.

Related Party Transactions

On March 23, 2011, the Company entered into the Consulting Agreement with Mr. Mathews as described in Item 1.01 above, which is incorporated by reference.

Item 9.01 Financial Statement and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

10.1	Director Agreement, dated March 23, 2011, between Wizard World, Inc. and Michael Mathews.
10.2	Consultant Agreement, dated March 23, 2011, between Wizard World, Inc. and Michael Mathews.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 25, 2011	By:	/s/Gareb Shamus
	Name:	Gareb Shamus
	Title:	President and Chief Executive Officer